Exhibit 99.1

FOR RELEASE
Date: October 21, 2022
For Further Information Contact:
Donald E. Gibson
President & CEO
(518) 943-2600
donaldg@tbogc.com
Michelle M. Plummer, CPA, CGMA
SEVP, COO & CFO
(518) 943-2600
michellep@tbogc.com
Greene County Bancorp, Inc. Reports 27% Increase in Net Income for the Quarter Ended
September 30, 2022 and is Selected for the Piper Sandler Sm-All Stars Class of 2022 for the Sixth
Consecutive Year
Catskill, N.Y. – October 21, 2022- Greene County Bancorp, Inc. (the “Company”) (NASDAQ: GCBC), the holding company for The Bank of Greene County and its subsidiary Greene County Commercial Bank, today reported net income for the quarter ended September 30, 2022, which is the first quarter of the Company’s fiscal year ending June 30, 2023.  Net income for the three months ended September 30, 2022 was $9.0 million, or $1.06 per basic and diluted share, as compared to $7.1 million, or $0.84 per basic and diluted share, for the quarter ended September 30, 2021.  Net income increased $1.9 million, or 27.0%, when comparing the quarters ended September 30, 2022 and 2021.
Highlights:
•	Net Income: $9.0 million for the quarter ended September 30, 2022
•	Total Assets: $2.6 billion at September 30, 2022
•	Return on Average Assets: 1.43% for the quarter ended September 30, 2022
•	Return on Average Equity: 22.55% for the quarter ended September 30, 2022

Donald Gibson, President & CEO stated: “I am very proud of our teams continued strong performance. Greene County Bancorp, Inc. has been recognized by Piper Sandler, as a member of their Sm-All Stars Class of 2022, and is the only bank in the country to have currently achieved six consecutive years on this prestigious list. To earn Sm-All Star status, companies need to have a market cap below $2.5 billion, and clear numerous hurdles related to growth, profitability, credit quality, and capital strength. Piper Sandler’s objective is to identify the top performing small-cap banks and thrifts in the country.”
Total consolidated assets for the Company were $2.6 billion at September 30, 2022, primarily consisting of $1.3 billion of net loans and $1.1 billion of total securities available-for-sale and held-to-maturity. Consolidated deposits totaled $2.3 billion at September 30, 2022, consisting of retail, business and municipal banking relationships.
Selected highlights for the three months ended September 30, 2022 are as follows:
Net Interest Income and Margin
•
Net interest income increased $1.4 million to $15.8 million for the three months ended September 30, 2022 from $14.4 million for the three months ended September 30, 2021. The increase in net interest income was the result of growth in the average balance of interest-earning assets, which increased $298.5 million when comparing the three months ended September 30, 2022 and 2021, and increases in interest rates on interest-earning assets, which increased 14 basis points when comparing the three months ended September 30, 2022 and 2021.

Average loan balances increased $209.5 million and the yield on loans decreased 30 basis points when comparing the three months ended September 30, 2022 and 2021. Average securities increased $184.6 million and the yield on such securities increased 37 basis points when comparing the three months ended September 30, 2022 and 2021.  Average interest-bearing bank balances and federal funds decreased $97.7 million and the yield increased 181 basis points when comparing the three months ended September 30, 2022 and 2021.
Cost of interest-bearing liabilities increased 26 basis points when comparing the three months ended September 30, 2022 and 2021. The cost of NOW deposits increased 25 basis points, the cost of certificates of deposit increased 38 basis points, and the cost of savings and money market deposits decreased 2 basis points when comparing the three months ended September 30, 2022 and 2021. The increase in the cost of interest-bearing liabilities was also due to growth in the average balance of interest-bearing liabilities of $297.0 million, most notably due to an increase in NOW deposits of $143.7 million, an increase in average savings and money market deposits of $51.6 million, an increase in average borrowings of $66.6 million, and an increase in average certificates of deposits of $35.0 million, when comparing the three months ended September 30, 2022 and 2021. Yields on interest-earning assets and costs of interest-bearing deposits increased for the quarter ended September 30, 2022, as the Federal Reserve Board raised interest rates during the first three quarters of calendar year 2022.
•
Net interest rate spread and margin both decreased when comparing the three months ended September 30, 2022 and 2021. Net interest rate spread decreased 12 basis points to 2.52% for the three months ended September 30, 2022 compared to 2.64% for the three months ended September 30, 2021. Net interest margin decreased 9 basis points to 2.58% for the three months ended September 30, 2022 compared to 2.67% for the three months ended September 30, 2021. When comparing the three months ended September 30, 2022 to the three months ended June 30, 2022, net interest rate spread increased 5 basis points and net interest margin increased 8 basis points. The net interest rate spread and net interest margin decreased when compared to the prior year quarter ended September 30, 2021, but improved compared to the most recent quarter ended June 30, 2022. During the current quarter, certain loans and securities repriced at higher yields reflecting the higher rate environment, as the interest rates earned on new balances have increased from the historic low levels. The additional income earned on these assets was partially offset by higher rates paid on deposits.

•
Net interest income on a taxable-equivalent basis includes the additional amount of interest income that would have been earned if the Company’s investment in tax-exempt securities and loans had been subject to federal and New York State income taxes yielding the same after-tax income. Tax equivalent net interest margin was 2.76% and 2.81% for the three months ended September 30, 2022 and 2021, respectively.

Asset Quality and Loan Loss Provision
•
Provision for loan losses amounted to a benefit of $499,000 and a charge of $988,000 for the three months ended September 30, 2022 and 2021, respectively. The benefit for the three months ended September 30, 2022 was due to a decrease in the balance and reserve percentage on loans adversely classified, partially offset by the growth in gross loans. The Company instituted a loan deferral program in response to the COVID-19 pandemic whereby deferral of principal and/or interest payments have been provided and correspond to the length of the National Emergency as defined under the CARES Act and extended under the Consolidated Appropriations Act which was signed into law on December 27, 2020.   The program ended during the quarter ended March 31, 2022 and therefore the Company has zero loans on payment deferral as of September 30, 2022, compared to $7.1 million, related to six loans, at September 30, 2021.  Loans classified as substandard or special mention totaled $45.5 million at September 30, 2022 and $52.1 million at June 30, 2022, a decrease of $6.6 million.  Reserves on loans classified as substandard or special mention totaled $7.0 million at September 30, 2022 compared to $9.6 million at June 30, 2022, a decrease of $2.6 million. There were no loans classified as doubtful or loss at September 30, 2022 or June 30, 2022. Allowance for loan losses to total loans receivable was 1.64% at September 30, 2022 compared to 1.82% at June 30, 2022.

•
Net charge-offs amounted to $115,000 and $163,000 for the three months ended September 30, 2022 and 2021, respectively, a decrease of $48,000. There were no significant charge offs in each loan segment during the quarter ended September 30, 2022.

•
Nonperforming loans amounted to $5.4 million and $6.3 million at September 30, 2022 and June 30, 2022, respectively. The decrease in nonperforming loans during the period was primarily due to $543,000 in loan repayments, $134,000 in loans returning to performing status, $7,000 in charge-offs, and $286,000 in principal payments received, partially offset by $83,000 of loans placed into nonperforming status. At September 30, 2022 nonperforming assets were 0.21% of total assets compared to 0.25% at June 30, 2022. Nonperforming loans were 0.41% and 0.50% of net loans at September 30, 2022 and June 30, 2022, respectively.

Noninterest Income and Noninterest Expense
•
Noninterest income increased $169,000, or 5.8%, to $3.1 million for the three months ended September 30, 2022 compared to $2.9 million for the three months ended September 30, 2021. The increase was primarily due to an increase in debit card fees and service charges on deposit accounts resulting from continued growth in the number of checking accounts with debit cards and the number of deposit accounts, and the income from bank owned life insurance.

•
Noninterest expense increased $836,000 or 10.5%, to $8.8 million for the three months ended September 30, 2022 compared to $8.0 million for the three months ended September 30, 2021. The increase in noninterest expense during the three months ended September 30, 2022 was primarily due to an increase in salaries and employee benefits expense due to new positions created during the year to support the bank’s growth.

Income Taxes
•
Provision for income taxes reflects the expected tax associated with the pre-tax income generated for the given year and certain regulatory requirements.  The effective tax rate was 15.0% for the three months ended September 30, 2022 and 15.1% for the three months ended September 30, 2021. The statutory tax rate is impacted by the benefits derived from tax-exempt bond and loan income, the Company’s real estate investment trust subsidiary income, income received on the bank owned life insurance, as well as the tax benefits derived from premiums paid to the Company’s pooled captive insurance subsidiary to arrive at the effective tax rate.

Balance Sheet Summary
•	Total assets of the Company were $2.6 billion at September 30, 2022 and $2.6 billion at June 30, 2022, an increase of $12.5 million, or 0.49%.
•
Securities available-for-sale and held-to-maturity decreased $83.4 million, or 7.1%, to $1.1 billion at September 30, 2022 as compared to $1.2 billion at June 30, 2022. The decrease was the result of utilizing maturing investments to fund loan growth during the quarter and an increase in unrealized loss on securities of $9.0. Securities purchases totaled $43.5 million during the three months ended September 30, 2022 and consisted of state and political subdivision securities. Principal pay-downs and maturities during the three months ended September 30, 2022 amounted to $117.2 million, primarily consisting of $14.4 million of mortgage-backed securities, $102.0 million of state and political subdivision securities, and $810,000 of collateralized mortgage obligations.

•
Net loans receivable increased $98.5 million, or 8.0%, to $1.3 billion at September 30, 2022 from $1.2 billion at June 30, 2022.  The loan growth experienced during the quarter consisted primarily of $82.0 million in commercial real estate loans, $7.3 million in residential real estate loans, $2.9 million in commercial loans, $3.3 million in multi-family loans, $1.6 million in home equity loans, and $2.9 million in residential construction and land loans. This growth was partially offset by a $2.1 million decrease in commercial construction loans.

•
Deposits totaled $2.3 billion at September 30, 2022 and $2.2 billion at June 30, 2022, an increase of $114.3 million, or 5.2%. NOW deposits increased $108.6 million, or 7.3%, and certificates of deposits increased $31.1 million, or 76.2% when comparing September 30, 2022 and June 30, 2022. Included within certificates of deposits at September 30, 2022 were $40.0 million in brokered certificates of deposit. Money market deposits decreased $14.4 million, or 9.1%, savings deposits decreased $6.5 million, or 1.9%, and noninterest-bearing deposits decreased $4.5 million, or 2.4% when comparing September 30, 2022 and June 30, 2022. Deposits increased during the three months ended September 30, 2022 as a result of an increase in municipal deposits at Greene County Commercial Bank, primarily from tax collection, and new account relationships.

•
Borrowings for the Company amounted to $72.8 million at September 30, 2022 compared to $173.0 million at June 30, 2022, a decrease of $100.2 million.  At September 30, 2022, borrowings consisted of $49.4 million of Fixed-to-Floating Rate Subordinated Notes and $23.4 million of overnight borrowings with Federal Home Loan Bank of New York (“FHLB”).

•
Shareholders’ equity increased to $159.6 million at September 30, 2022 from $157.7 million at June 30, 2022, resulting primarily from net income of $9.0 million, partially offset by dividends declared and paid of $546,000 and an increase in other accumulated comprehensive loss of $6.6 million.

Greene County Bancorp, Inc. is the direct and indirect holding company for The Bank of Greene County, a federally chartered savings bank, and Greene County Commercial Bank, a New York-chartered commercial bank, both headquartered in Catskill, New York.  Our primary market area is the Hudson Valley Region and Capital District Region in New York State.  For more information on Greene County Bancorp, Inc., visit www.tbogc.com.
This press release contains statements about future events that constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Actual results could differ materially from those projected in the forward-looking statements.  Factors that might cause such a difference include, but are not limited to, general economic conditions, financial and regulatory changes, changes in interest rates, regulatory considerations, competition, technological developments, retention and recruitment of qualified personnel, and market acceptance of the Company’s pricing, products and services.
In addition to presenting information in conformity with accounting principles generally accepted in the United States of America (GAAP), this news release contains financial information determined by methods other than GAAP (non-GAAP). The following measures used in this release, which are commonly utilized by financial institutions, have not been specifically exempted by the Securities and Exchange Commission ("SEC") and may constitute "non-GAAP financial measures" within the meaning of the SEC's rules. The Company has provided in this news release supplemental disclosures for the calculation of net interest margin utilizing a fully taxable-equivalent adjustment. Management believes that the non-GAAP financial measures disclosed by the Company from time to time are useful in evaluating the Company's performance and that such information should be considered as supplemental in nature and not as a substitute for or superior to the related financial information prepared in accordance with GAAP.  Our non-GAAP financial measures may differ from similar measures presented by other companies. See the reconciliation of GAAP to non-GAAP measures in the section "Select Financial Ratios."
 (END)

Greene County Bancorp, Inc.
Consolidated Statements of Income, and Selected Financial Ratios (Unaudited)
	At or for the Three Months Ended September 30,
Dollars in thousands, except share and per share data	2022	2021
Interest income	$18,640	$15,613
Interest expense	2,806	1,214
Net interest income	15,834	14,399
Provision for loan losses	(499)	988
Noninterest income	3,098	2,929
Noninterest expense	8,797	7,961
Income before taxes	10,634	8,379
Tax provision	1,598	1,265
Net Income	$9,036	$7,114

Basic and diluted EPS	$1.06	$0.84
Weighted average shares outstanding	8,513,414	8,513,414
Dividends declared per share [4]	$0.14	$0.13

Selected Financial Ratios
Return on average assets[1]	1.43%	1.28%
Return on average equity[1]	22.55%	18.60%
Net interest rate spread[1]	2.52%	2.64%
Net interest margin[1]	2.58%	2.67%
Fully taxable-equivalent net interest margin[2]	2.76%	2.81%
Efficiency ratio[3]	46.47%	45.94%
Non-performing assets to total assets	0.21%	0.09%
Non-performing loans to net loans	0.41%	0.17%
Allowance for loan losses to non-performing loans	407.79%	1078.58%
Allowance for loan losses to total loans	1.64%	1.83%
Shareholders’ equity to total assets	6.18%	6.78%
Dividend payout ratio[4]	13.21%	15.48%
Actual dividends paid to net income[5]	6.04%	7.14%
Book value per share	$18.75	$18.19
1 Ratios are annualized when necessary.
2 Interest income calculated on a taxable-equivalent basis includes the additional interest income that would have been earned if the Company’s investment in tax-exempt securities and loans had been subject to federal and New York State income taxes yielding the same after-tax income. The rate used for this adjustment was 21% for federal income taxes for the three months ended September 30, 2022 and 2021, 4.44% for New York State income taxes for the three months ended September 30, 2022 and 2021. The following table summarizes the adjustments made to arrive at the fully taxable-equivalent net interest margins.
	For the three months ended September 30,
(Dollars in thousands)	2022	2021
Net interest income (GAAP)	$15,834	$14,399
Tax-equivalent adjustment	1,125	766
Net interest income (fully taxable-equivalent basis)	$16,959	$15,165

Average interest-earning assets	$2,454,479	$2,155,976
Net interest margin (fully taxable-equivalent basis)	2.76%	2.81%

3 The efficiency ratio has been calculated as noninterest expense divided by the sum of net interest income and noninterest income.
4 The dividend payout ratio has been calculated based on the dividends declared per share divided by basic earnings per share.  No adjustments have been made to account for dividends waived by Greene County Bancorp, MHC (“MHC”), the Company’s majority shareholder, owning 54.1% of the shares outstanding.
5 Dividends declared divided by net income. The MHC waived its right to receive dividends declared during the three months ended September 30, 2021; December 31, 2021, March 31, 2022 and September 30, 2022. Dividends declared during the three months ended March 31, 2021 and June 30, 2022 were paid to the MHC.
The above information is preliminary and based on the Company’s data available at the time of presentation.

Greene County Bancorp, Inc.
Consolidated Statements of Financial Condition (Unaudited)
	At September 30, 2022	At June 30, 2022
(Dollars In thousands, except share data)
Assets
Total cash and cash equivalents	$66,924	$69,009
Long term certificate of deposit	3,856	4,107
Securities- available for sale, at fair value	333,603	408,062
Securities- held to maturity, at amortized cost	752,869	761,852
Equity securities, at fair value	254	273
Federal Home Loan Bank stock, at cost	2,445	6,803

Gross loans receivable	1,349,929	1,251,987
Less: Allowance for loan losses	(22,147)	(22,761)
Unearned origination fees and costs, net	69	129
Net loans receivable	1,327,851	1,229,355

Premises and equipment	14,303	14,362
Bank owned life insurance	54,034	53,695
Accrued interest receivable	10,536	8,917
Foreclosed real estate	-	68
Prepaid expenses and other assets	17,546	15,237
Total assets	$2,584,221	$2,571,740

Liabilities and shareholders’ equity
Noninterest bearing deposits	$183,186	$187,697
Interest bearing deposits	2,143,677	2,024,907
Total deposits	2,326,863	2,212,604

Borrowings from FHLB, short-term	23,400	123,700
Subordinated notes payable	49,356	49,310
Accrued expenses and other liabilities	25,016	28,412
Total liabilities	2,424,635	2,414,026
Total shareholders’ equity	159,586	157,714
Total liabilities and shareholders’ equity	$2,584,221	$2,571,740
Common shares outstanding	8,513,414	8,513,414
Treasury shares	97,926	97,926

The above information is preliminary and based on the Company’s data available at the time of presentation.